RESTATED AND AMENDED EXECUTIVE EMPLOYMENT AGREEMENT

This RE-STATED AND AMENDED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is effective July 1, 2017, by and between Amerx Health Care Corporation, a Florida corporation (“Amerx”), Procyon Corporation, a Colorado corporation (“Procyon”) and Justice W. Anderson (the “Executive”).

WHEREAS, Amerx has, prior to the date of this Agreement, employed the Executive as its President; and

WHEREAS, Executive is employed by Procyon as an executive officer; and

WHEREAS, Procyon, the parent corporation of Amerx, has agreed to provide some of the benefits to Executive under this Agreement; and

WHEREAS, Amerx desires to continue to employ the Executive on a full-time basis, and the Executive desires to be so employed by Amerx, pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I

EMPLOYMENT DUTIES AND BENEFITS

Section 1.1 Employment. Amerx hereby employs the Executive in the position described on Schedule 1 hereto as an executive officer of Amerx, pursuant to the terms of this Agreement. The Executive accepts such employment and agrees to perform the duties and responsibilities assigned to him pursuant to this Agreement.

Section 1.2 Duties and Responsibilities. The Executive shall hold the position with Amerx which is specified on Schedule 1, which is attached hereto and incorporated herein by reference. The Executive is employed pursuant to the terms of this Agreement and agrees to devote full-time to the business of Amerx. The Executive shall perform the duties set forth on Schedule 1 while employed as an executive officer, and such further duties as may be determined and assigned to him from time-to-time by the Chief Executive Officer or the Board of Directors of Procyon Corporation, the parent corporation of Amerx (“Procyon”).

Section 1.3 Working Facilities. The Executive shall be furnished with facilities and services suitable to the position and adequate for the performance of the Executive’s duties under this Agreement. The Executive’s duties shall be rendered at Amerx’s offices, or at such other place or places as the Executive may designate with Amerx’s approval, which shall not be unreasonably withheld.

Section 1.4 Vacations. The Executive shall be entitled each year to a reasonable vacation of not less than four weeks in accordance with the established practices of Procyon now or hereafter in effect for executive personnel, during which time the Executive’s compensation shall be paid in full. Should Amerx from time-to-time require the Executive to perform job duties during vacation periods, the Executive shall be entitled to compensatory vacation time at a mutually agreeable time.

Section 1.5 Expenses. The Executive is authorized to incur reasonable expenses for promoting the domestic and international business of Amerx in all respects, including expenses for entertainment, travel and similar items. Amerx will reimburse the Executive for all such expenses that are reasonably related to Amerx’s business and primarily for Amerx’s benefit, upon the presentation by the Executive, from time-to-time, of an itemized account of such expenditures. Such expenses shall be reviewed and approved by Procyon’s Chief Financial Officer.

Section 1.6 Benefit Plans. From the effective date of this Agreement, the Executive shall be entitled to participate in all existing benefit plans provided to Procyon’s executive employees, including, to the extent now or hereafter in effect, medical, health, dental, vision, disability, life insurance and death benefit plans, in accordance with the terms of such plans.

ARTICLE II

COMPENSATION

Section 2.1 Base Salary. Amerx shall pay to the Executive a base salary of not less than the amount specified on Schedule 1, subject to annual review and raises in such base salary. The base salary may be changed by action of Procyon’s Board of Directors, and such changes shall thereafter be included in the Executive’s base salary as defined for purposes of this Agreement and Procyon’s bonus plan.

Section 2.2 Bonus and Bonus Plan Participation. The Executive shall be entitled to receive certain incentive bonuses, as set forth, and pursuant to the conditions set forth, in Schedule 1. The Executive shall also be entitled to receive bonuses in accordance with the provisions of the Procyon-wide bonus plan as in effect from time to time.

ARTICLE III

TERM OF EMPLOYMENT AND TERMINATION

Section 3.1 Term and Nature of Employment. This Agreement shall be for a term of one year, commencing on its effective date, subject, however, to termination during such period as provided in this Article and approval of the Board of Directors of Procyon in its annual meeting. Nothing contained in this Agreement shall be construed to constitute a promise of employment to the Executive for a fixed term. Executive’s employment under this Agreement is strictly “at will,” and may be terminated by the Executive, Amerx or Procyon, upon thirty days written notice, for any reason or no reason, with or without cause.

Section 3.2 Renewal of Term. Subject to Procyon’s Board of Directors’ approval, Executive’s employment shall be extended for one additional year at the end of each year of the term, or extended term, of this Agreement on the same terms and conditions as contained in this Agreement, unless either Amerx, Procyon or the Executive shall, prior to the expiration of the initial term or of any renewal term, give written notice of the intention not to renew this Agreement.

Section 3.5 Termination. In the event of termination of this Agreement by the Executive or Procyon or Amerx for any reason, including termination by death or disability of the Executive, Amerx shall be obligated to compensate the Executive for any accrued vacation time not taken and any earned but unpaid base salary and any earned but unpaid bonuses up to the date of termination.

Section 3.6 Options. Any options granted to the Executive to purchase stock of Procyon shall become fully vested on the date of the involuntary termination of this Agreement. This provision shall serve as a contractual modification of any option grants or agreements between the Executive and Procyon, whether such grants or agreements shall pre-date or postdate this Agreement, and is hereby incorporated by reference into each such option grant or agreement.

ARTICLE IV

GENERAL MATTERS

Section 4.1 Governing Law. This Agreement shall be governed by the laws of the State of Florida and shall be construed in accordance therewith.

Section 4.2 No Waiver. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

Section 4.3 Amendment. This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such changes, signed by each of the parties.

Section 4.4 Benefit. This Agreement shall be binding upon the Executive, Procyon and Amerx, and shall not be assignable by Procyon or Amerx without the Executive’s written consent.

Section 4.5 Construction. Throughout this Agreement the singular shall include the plural, and the plural shall include the singular, and the masculine and neuter shall include the feminine, wherever the context so requires.

Section 4.6 Text to Control. The headings of articles and sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.

Section 4.7 Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions had not been included in the Agreement.

Section 4.8 Authority. The officer executing this Agreement on behalf of Procyon and Amerx has been empowered and directed to do so by the Board of Directors of Procyon.

Section 4.9 Effective Date. The effective date of this Agreement shall be July 1, 2017.

PROCYON CORPORATION	AMERX HEALTH CARE CORPORATION

By: /s/ Regina W. Anderson	/s/ James B. Anderson
Regina W. Anderson	James B. Anderson
Chief Executive Officer	Vice President of Operations

By: /s/ Fred W. Suggs, Jr.	EXECUTIVE:
Fred W. Suggs, Jr.	By: /s/ Justice W. Anderson
Director, Member of the Procyon	Justice W. Anderson
Corporation Compensation Committee	President

By: /s/ Joseph R. Treshler
Joseph R. Treshler
Director, Member of the Procyon
Corporation Compensation Committee

FY 2018

PROCYON CORPORATION
AMERX HEALTH CARE CORPORATION
RESTATED AND AMENDED EXECUTIVE EMPLOYMENT AGREEMENT
Schedule 1
Salary and Benefit Statement

Date: July 1, 2017

Executive:	Justice W. Anderson

Position:	Amerx Health Care Corporation:: President

Base Salary:	$210,000, annually

Benefits:	As outlined in this Executive Employment Agreement.

Term:	As described in Section 3.1 of the Executive Employment Agreement. The terms of the Amerx Sales Incentive and Profit Bonuses described below shall reviewed annually, and any amendment thereto to be made with the mutual agreement of Procyon, Amerx and the Executive.

Duties and Responsibilities:	Supervision and coordination of all operations of Amerx; supervision of all other executive and operating officers of Amerx; devising and executing strategic planning for all aspects of business conducted by Amerx; creating new opportunities for business and helping Amerx to remain competitive in the market place; oversight of Amerx operations to insure productive efficiency, quality, service and cost-effective management or resources; and such other matters as determined from time to time by Procyon’s Board of Directors.

Bonus	Incentive pay will be based on Amerx fiscal year 2018 sales growth over previous fiscal year total sales.

Amerx Sales Incentive

Quarterly Sales Incentive -

Incentive pay will be based on Amerx fiscal 2018 quarterly product sales meeting budgeted quarterly goals.

 2% Incentive Bonus: If Amerx net sales for the fiscal 2018 quarter meets the budgeted  quarterly goal, a 2% incentive bonus will be paid on net sales growth for the quarter as follows:

•	Q1-2018 – 2% of sales growth if sales meet or exceed the 25.46% or $224,360 growth in sales budgeted.
•	Q2-2018 - 2% of sales growth if sales meet or exceed the 18.15% or $189,157 growth in sales budgeted.
•	Q3 – 2018 – 2% of sales growth if sales meet or exceed the 45.59% or $424,312 growth in sales budgeted.
•	Q4 – 2018 – 2% of sales growth if sales meet or exceed the 26.96% or $314,714 growth in sales budgeted.

The Sales Incentive Bonus will be paid by Amerx to the Executive 30 days following the end of the fiscal quarter.

Bonus	Incentive pay will be based on Amerx fiscal year 2018 sales growth over previous fiscal year total sales.

•	8% Incentive: If Amerx net sales for fiscal year 2018 increase at least 8% but less than 15% over the prior fiscal year’s net sales, incentive pay will consist of a cash payment equal to 5% of net sales over the prior fiscal year’s net sales.
•	15% Incentive: If Amerx net sales for fiscal year 2018 increase at least 15% but less than 25% over the prior fiscal year’s net sales, incentive pay will consist of a cash payment equal to 5.5% of net sales over the prior fiscal year’s net sales and an award of 25,000 Options to purchase Shares of Procyon Common Stock with an exercise price equal to the closing market price of such stock on the date of grant.
•	25% Incentive: If Amerx net sales for fiscal year 2018 increase 25% or more over the prior fiscal year’s net sales, incentive pay will consist of a cash payment equal to 6% of net sales over the prior fiscal year’s total net sales and an award of 50,000 Options to purchase Shares of Procyon Common Stock with an exercise price equal to the closing market price of such stock on the date of grant.
•	The Sales Incentive Bonus will be paid by Amerx to the Executive after the close of the fiscal year end.

Profit Incentive:     The profit incentive, which includes profit from product sales, as well as profit from other activities which may be designated from time to time by the Board of Directors, will be based on audited fiscal year 2018.

Amerx Profit Bonus:

If Amerx profit is $250,000 or more, but less than $500,000, the Executive will receive a cash payment equal to 2.4% of the total profit.

If Amerx profit is $500,000 or more, but less than $750,000, the Executive will receive a cash payment equal to 3% of the total profit.

If Amerx profit is $750,000 or more, but less than $1,000,000, the Executive will receive a cash payment equal to 3.25% of the total profit.

If Amerx profit is $1,000,000 or more, the Executive will receive a cash payment equal to 3.45% of the total profit.

The Profit Incentive Bonus for Amerx will be paid by Amerx to the Executive after the close of the fiscal year end.

APPROVED:

PROCYON CORPORATION	AMERX HEALTH CARE CORPORATION

By: /s/ Regina W. Anderson	/s/ James B. Anderson
Regina W. Anderson	James B. Anderson
Chief Executive Officer	Vice President of Operations

By: /s/ Fred W. Suggs, Jr.	EXECUTIVE:
Fred W. Suggs, Jr.	By: /s/ Justice W. Anderson
Director, Member of the Procyon	Justice W. Anderson
Corporation Compensation Committee	President

By: /s/ Joseph R. Treshler
Joseph R. Treshler
Director, Member of the Procyon
Corporation Compensation Committee

Effective Date: July 1, 2017